PURCHASE AGREEMENT


           Panorama Trust (the "Trust"), a Massachusetts business trust, and Pictet International Management Limited (the "Buyer") hereby agree as follows:


           1. The Trust hereby offers the Buyer and the Buyer hereby purchases one (1) share (the "Share") at $10 per share of the Trust's Pictet Eastern European Fund (the "Fund"), with par value of $.001 per share. The Share is the "initial share" of the Fund. The Buyer hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Share, and the Trust hereby acknowledges receipt from the Buyer of funds in the amount of $10 in full payment for the Share.

           2. The Buyer represents and warrants to the Trust that the Share purchased by the Buyer is being acquired for investment purposes and not for the purpose of distribution.

           3. The Trust represents that a copy of its Declaration of Trust, dated May 23, 1995, is on file in the Office of the Secretary of the Commonwealth of Massachusetts.

           4. This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in her capacity as an officer of the Trust. The obligations of this Agreement shall be binding only upon the assets and property of the Fund and not upon the assets and property of any other fund of the Trust.

           5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 12th day of March, 1997.

                                       PANORAMA TRUST

Attest:

____________________________            By:      ________________________


Attest:                                 PICTET INTERNATIONAL MANAGEMENT LIMITED


____________________________            By:      ________________________